EXHIBIT 99.1

China Organic Agriculture Announces

First Quarter 2010 Financial Results

Company Reports $32 Million Revenue, $3.0 Million Net Income

EPS is $0.04 for First Quarter of 2010

May 24, 2010, Calistoga, California  & Dalian, China  --(BUSINESS WIRE)--China Organic Agriculture, Inc. (OTCBB: CNOA), a company headquartered in Liaoning Province in China engaged in the trading and distribution of agricultural products, announced today its financial results for the first quarter ended March 31, 2010.

2010 First Quarter Key Financial Items

•	Revenue of $32.4 million represents a decrease from $36.7 million in the first quarter of 2009.

•	Gross profit was $8.2 million, compared to $8.4 million in the first quarter of 2009.

•	Net income attributable to CNOA shareholders in the first quarter of 2010 was $3.0 million.

•	Fully diluted earnings per share in the first quarter of 2010 was $0.04 as compared to $0.05 in the first quarter of 2009.

•	On March 23, 2010, the Company acquired 60% of the stock of Changbai Eco-Beverage Co., Ltd. for $10.3 million.

Revenue for the first quarter of 2010 was $32.4 million, representing a decrease from the $36.7 million of revenue recorded in the same period of 2009. This decrease reflects fewer orders in the first quarter of 2010 compared to prior period. The Company attributes this decrease to the uncertainty of the economic environment as having had a negative impact on its trading activity. As the Company acquired Changbai Eco-Beverage Co., Ltd., its new blueberry product segment, on March 23, 2010, its contribution to the Company’s first quarter revenues was limited.

Gross profit for the first quarter of 2010 was $8.2 million, a slight decrease compared to $8.4 million in the same period of 2009. The gross profit margin for the first quarter of 2010 was 25.4% compared to 22.8% in the same period of 2009. This improvement in the gross profit margin largely offset the decline in revenue and was in part attributed to the Company’s decision to more actively trade in beans and soybeans, which have better margins.

Selling, general and administrative expense for the first quarter of 2010 totaled $372,638, compared to $364,736 in the same period of 2009. In addition, based on its review of its receivables as of March 31, 2010, the Company recorded a bad debt provision of $433,584. The Company reports that enhanced collection efforts have resulted in an improvement in its collections subsequent to March 31, 2010.

Other income in the first quarter of 2009 was $614,553, largely due to a $500,000 licensing fee that the Company received relating to the use of its wine trademark, a fee that did not recur in the first quarter of 2010, when other income was $40,502.

Interest expense increased in the three month period ended March 31, 2010 as compared to the same period in 2009 due to higher bank borrowings.

As the Company owns 60% of its Dalian Huiming subsidiary, 40% of total net income from Dalian Huiming was recorded as income attributed to noncontrolling interest. Noncontrolling interest decreased from $2.5 million for the first quarter of 2009 to $2.2 million in the first quarter of 2010, reflecting reduced net income from the trading operations conducted by Dalian Huiming.

Net income attributable to CNOA shareholders was $3.0 million for the first quarter of 2010, representing a decrease compared to net income attributable to CNOA shareholders in the same period of 2009 of $3.9 million. This decrease was largely due to the impact of the bad debt provision, the increase in interest expense and the non-recurrence of the licensing fee received in the first quarter of 2009. Net income was only marginally benefited by the new blueberry segment which recorded net income of approximately $54,000 in the last week of March.

Earnings per share decreased to $0.04 per diluted share compared to $0.05 per diluted share in the first quarter of 2009.

Financial Condition

As of March 31, 2010, China Organic Agriculture had cash and cash equivalents of $25.1 million, up from $18.5 million as of December 31, 2009, excluding restricted cash. Working capital as of March 31, 2010 was $62.7 million as compared to $47.5 million as of March 31, 2009.

About China Organic Agriculture

China Organic Agriculture is based in China and is primarily engaged in the acquisition, trading and distribution of agricultural products. For more information, please visit: http://www.chinaorganicagriculture.com.

FORWARD-LOOKING STATEMENTS: Except for historical information, this press release contains forward-looking statements which reflect the China Organic Agriculture's current expectations regarding future events. These forward- looking statements involve risks and uncertainties, which if they occur, may cause actual results to differ materially from those contained in forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future acquisitions, estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of China Organic Agriculture's products and other statements which are not historical facts. When used in this document, words such as "could," "plan," "estimate," "expect," "intend," "may," and similar expressions denote forward-looking statements. Although China Organic Agriculture Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. The risks and uncertainties which could cause actual results to differ from those contained in our forward looking statements include, but are not limited to, changing market conditions, our ability to raise capital as and when required, the availability of raw products and other supplies, competition, the costs of goods, government regulations, and political and economic factors in the People's Republic of China in which our subsidiaries operate and other risks detailed from time to time in China Organic Agriculture's ongoing quarterly filings and annual reports. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events in this press release might not occur.

China Organic Agriculture, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(Unaudited)

	THREE MONTHS ENDED MARCH 31,
	2010	2009

Sales	$32.4	$36.7
Cost of sales	(24.1)	(28.3)
Gross profit	8.2	8.4

Selling, general and administrative expenses	(0.4)	(0.4)
Bad debt allowance	(0.4)	-
Income from operations	7.4	8.0
Other income, net	-	0.6
Interest expense	(0.5)	(0.2)

Income before income taxes	7.0	8.5
Provision for income taxes	(1.8)	(2.1)
Net Income	5.2	6.4
Income attributed to noncontrolling interest	(2.2)	(2.5)
Net Income attributable to CNOA	$3.0	$3.9
Basic and Diluted weighted average shares	73.2	73.2

Total Basic and Diluted Earnings Per Share	$0.04	$0.05

NOTE: The above numbers may not equal the total due to rounding.

China Organic Agriculture, Inc.
Condensed Consolidated Balance Sheets
(in millions)

	3/31/2010	12/31/2009
	(Unaudited)
Assets

Current Assets
Cash and cash equivalents	$25.1	$18.5
Restricted cash	7.3	7.3
Accounts receivable, net	52.7	40.7
Inventory	18.5	14.7
Other current assets	2.7	10.0
Total Current Assets	106.4	91.2
Property, plant & equipment, net	13.5	12.5
Other long term assets	15.8	3.1
Total Assets	$135.6	$106.8

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable and accrued expenses	$18.0	$2.0
Mortgages payable – current	0.2	0.2
Short term loans	14.6	14.6
Notes payable	7.3	7.3
Other current liabilities	3.4	2.7
Total Current Liabilities	43.6	26.8

Mortgages payable – long term	7.9	8.0

Total Liabilities	51.5	34.8
Stockholders' Equity
CNOA Stockholders’ Equity	60.0	57.0
Noncontrolling Interest	24.1	15.0
Total Stockholders' Equity	84.1	72.1
Total Liabilities and Stockholders' Equity	$135.6	$106.8

NOTE: The above numbers may not equal the total due to rounding.

China Organic Agriculture, Inc.
Condensed Consolidated Cash Flow Items
(in millions)
(Unaudited)

	THREE MONTHS ENDED MARCH 31,
	2010	2009

Net cash provided by operating activities	$16.2	$0.2
Net cash used in investing activities	(9.9)	-
Net cash provided (used) by financing activities	0.3	(0.8)
Effects of exchange rates on cash	-	-
Net change in cash and cash equivalents	$6.6	$(0.6)

NOTE: The above numbers may not equal the total due to rounding.

Contact:

China Organic Agriculture, Inc.

Hans Shen

707-709-2321

Email: IR@cnoainc.com